Exhibit 5.1


                                 April 25, 1997



Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland  20850-3338

                     Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have served as your counsel in connection with the preparation of your Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance by a selling stockholder of an aggregate of 50,871 shares of the Common Stock, $.01 par value (the "Common Stock") of Human Genome Sciences, Inc. issuable on exercise of certain warrants.

         We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

         Based upon such examination and our participation in the preparation of the Registration Statement, is it our opinion that the Common Stock, when sold pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Bachner, Tally, Polevoy &
                                                Misher LLP

                                                BACHNER, TALLY, POLEVOY
                                                & MISHER LLP